                                                                    EXHIBIT 99.1




AUGUST 7, 2003             COMPANY PRESS RELEASE      FLOWERS FOODS (NYSE: FLO)


              FLOWERS FOODS' SECOND QUARTER AND FIRST HALF RESULTS

THOMASVILLE, GA--Flowers Foods (NYSE: FLO) today reported a net loss of $9.3 million, or $.20 per share, for the second quarter ended July 12, 2003. The results for the quarter include charges of $23.1 million, or $.50 per share, related to discontinued operations representing the Mrs. Smith's frozen dessert business, which was sold to The Schwan Food Company on April 24, 2003.

For the first half of the year, the company reported a net loss of $15.0 million, or $.33 per share. The results for the first half include charges of $42.4 million, or $.93 per share, related to discontinued operations.

SALES FROM CONTINUING OPERATIONS

Sales from continuing operations for the second quarter increased 6.1% to $337.2 million compared to $317.9 million for last year's second quarter. Acquisitions contributed 3.3% of the increase and increased branded sales, primarily of Nature's Own and Cobblestone Mill fresh breads and rolls, contributed 2.4%. The balance of the sales increase was due to increased sales of private label bread products and snack cake sales in alternate channels of distribution.

Sales from continuing operations for the first half increased 8.1% to $771.7 million compared to $714.1 million for last year's first half.

INCOME FROM CONTINUING OPERATIONS

Income from continuing operations for the second quarter was $13.8 million, or $.30 per share, compared to $13.5 million, or $.30 per share, in the second quarter of 2002. Income from continuing operations for the first half was $27.4 million, or $.60 per share, compared to $26.6 million or $.58 per share, in the first half of 2002.

Income from continuing operations was impacted by higher cost of goods sold as a percentage of sales, due primarily to increased ingredient and employee costs. Although the company continues to incur transition costs due to the sale of the Mrs. Smith's frozen dessert business and the retention of the frozen bread and roll business, selling, marketing, and administrative expenses remained relatively constant as a percentage of sales compared to the same quarter last year. Depreciation and amortization expense was essentially flat year over year. Interest income, net of certain loan cost charges due to the extinguishment of all of the company's bank debt, increased

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slightly. A tax rate of 38.5% was reported for the quarter, however, the company has tax loss carry-forwards that should result in no federal taxes being paid for the year.

LOSS FROM DISCONTINUED OPERATIONS

The second quarter and first half of 2003 reflect charges of $23.1 million and $42.4 million, respectively, for the discontinued operations of the Mrs. Smith's frozen dessert business. Substantially all of the costs associated with the operation and sale of that business have been reported.

MANAGEMENT'S DISCUSSION

Amos R. McMullian, chairman of the board and chief executive officer of Flowers Foods, said that the second quarter results show the strength of Flowers Foods' continuing operations. "During the quarter, our Bakeries Group had record results, with sales growth driven by Nature's Own soft variety breads and Cobblestone Mill specialty breads. Nature's Own and Cobblestone Mill breads are sold across Flowers' entire direct-store-delivery system, which reaches about 40% of the U.S. population. The Specialty Group sales increase was primarily acquisition related.

"Both the Bakeries and Specialty Groups continue to benefit from capital investments that provide the most efficient production facilities, distribution systems, and information technology in the industry, which create cost advantages for our company," he continued.

Flowers Foods' balance sheet continued to improve in the quarter. McMullian said, "Our strong cash flow will be used to pay dividends to shareholders, make acquisitions, grow internally, and repurchase shares when appropriate, all of which are part of the company's strategy for increasing shareholder value."

GUIDANCE FOR 2003

Subsequent to the close of the second quarter, the company issued a recall of certain bread products. The financial impact of the recall is not expected to be significant. Therefore, the company reaffirms its expectation of sales for its 53-week 2003 fiscal year of $1.4 billion to $1.45 billion and net income from continuing operations of approximately 3.25% to 3.75% of net sales. The company's guidance represents management's estimates and targets only and is subject to risks and uncertainties as referenced below.

DIVIDEND

The board of directors will consider the dividend at their regularly scheduled meeting. Any action taken will be announced following that meeting.


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CONFERENCE CALL

Flowers Foods will broadcast its quarterly conference call over the Internet at 10:30 a.m. (Eastern) August 7, 2003 at http://www.firstcallevents.com/service/ajwz386564880gf12.html. The call will be archived on Flowers' Web site, www.flowersfoods.com, and can be accessed by clicking on "Investor Center."


COMPANY INFORMATION

Headquartered in Thomasville, Ga., Flowers Foods is one of the nation's leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 33 bakeries that produce a wide range of bakery products marketed through the Sun Belt states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company's top brands are Nature's Own, Cobblestone Mill, BlueBird, Mrs. Freshley's, and European Bakers. For more information on the company, visit www.flowersfoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer's business, (e) fluctuations in commodity pricing and (f) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company's filings with the Securities and Exchange Commission.

CONTACT:

Jimmy M. Woodward, Senior VP and Chief Financial Officer, (229) 227-2266 Marta J. Turner, VP Communications and Investor Relations, (229) 227-2348

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                                  FLOWERS FOODS
                        CONSOLIDATED STATEMENT OF INCOME
                     (000's omitted, except per share data)


                                                                                  FOR THE 12 - WEEK PERIOD ENDED
                                                                                ----------------------------------
                                                                                JULY 12, 2003        July 13, 2002
                                                                                -------------        -------------

Sales                                                                              $ 337,193           $ 317,945
Materials, supplies, labor and other production costs                                165,565             153,900
Selling, marketing and administrative expenses                                       137,695             129,549
Depreciation and amortization                                                         12,489              13,089
                                                                                   ---------           ---------
Income from continuing operations before interest and income taxes (EBIT)             21,444              21,407
Interest income, net                                                                     953                 509
                                                                                   ---------           ---------
Income from continuing operations before income taxes (EBT)                           22,397              21,916
Income tax expense                                                                     8,623               8,437
                                                                                   ---------           ---------
Income from continuing operations                                                     13,774              13,479
Discontinued operations                                                              (23,118)             (7,430)
                                                                                   ---------           ---------
Net (loss) income                                                                  $  (9,344)          $   6,049
                                                                                   =========           =========
Per share amounts:
   Income from continuing operations                                               $    0.30                0.30
   Discontinued operations                                                             (0.50)              (0.17)
                                                                                   ---------           ---------
   Net (loss) income                                                               $   (0.20)          $    0.13
                                                                                   =========           =========
   Diluted weighted average shares outstanding                                        45,861              45,650
                                                                                   =========           =========


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                                  FLOWERS FOODS
                        CONSOLIDATED STATEMENT OF INCOME
                     (000's omitted, except per share data)


                                                                                    FOR THE 28 - WEEK PERIOD ENDED
                                                                                    ------------------------------
                                                                                    JULY 12, 2003    July 13, 2002
                                                                                    -------------    -------------
Sales                                                                                  $ 771,745        $ 714,103
Materials, supplies, labor and other production costs                                    379,202          344,292
Selling, marketing and administrative expenses                                           320,180          297,383
Depreciation and amortization                                                             29,651           30,518
                                                                                       ---------        ---------
Income from continuing operations before interest, income taxes and cumulative
effect of a change in accounting principle (EBIT)                                         42,712           41,910
Interest income, net                                                                       1,885            1,348
                                                                                       ---------        ---------
Income from continuing operations before income taxes and cumulative effect of a
change in accounting principle (EBT)                                                      44,597           43,258
Income tax expense                                                                        17,170           16,654
                                                                                       ---------        ---------
Income from continuing operations before cumulative effect of a change in
accounting principle                                                                      27,427           26,604
Discontinued operations                                                                  (42,431)         (18,832)
                                                                                       ---------        ---------
(Loss) income before cumulative effect of a change in accounting principle               (15,004)           7,772
Cumulative effect of a change in accounting principle                                          0          (23,078)
                                                                                       ---------        ---------
Net loss                                                                               $ (15,004)       $ (15,306)
                                                                                       =========        =========

Per share amounts:
   Income from continuing operations                                                   $    0.60             0.58
   Discontinued operations                                                                 (0.93)           (0.41)
   Cumulative effect of a change in accounting principle                                    0.00            (0.50)
                                                                                       ---------        ---------
   Net loss                                                                            $   (0.33)       $   (0.33)
                                                                                       =========        =========
   Diluted weighted average shares outstanding                                            45,691           46,110
                                                                                       =========        =========


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                                  FLOWERS FOODS
                                SEGMENT REPORTING
                                 (000's omitted)


                                        FOR THE 12 - WEEK PERIOD ENDED      FOR THE 28 WEEK PERIOD ENDED
                                        ------------------------------     -------------------------------
                                        JULY 12, 2003    July 13, 2002     JULY 12, 2003     July 13, 2002
                                        -------------    -------------     -------------     -------------
Sales:
   Flowers Bakeries Group                 $ 261,031         $ 249,378         $ 599,046         $ 565,050
   Flowers Specialty Group                   76,162            68,567           172,699           149,053
                                          ---------         ---------         ---------         ---------
                                          $ 337,193         $ 317,945         $ 771,745         $ 714,103
                                          =========         =========         =========         =========

EBITDA from Continuing Operations:
   Flowers Bakeries Group                 $  35,267         $  34,576         $  75,057         $  74,257
   Flowers Specialty Group                    7,055             5,744            14,003            11,023
   Flowers Foods                             (8,389)           (5,824)          (16,697)          (12,852)
                                          ---------         ---------         ---------         ---------
                                          $  33,933         $  34,496         $  72,363         $  72,428
                                          =========         =========         =========         =========

Depreciation and Amortization:
   Flowers Bakeries Group                 $  10,130         $  10,126         $  23,679         $  23,618
   Flowers Specialty Group                    2,480             2,920             5,968             6,799
   Flowers Foods                               (121)               43                 4               101
                                          ---------         ---------         ---------         ---------
                                          $  12,489         $  13,089         $  29,651         $  30,518
                                          =========         =========         =========         =========

EBIT from Continuing Operations:
   Flowers Bakeries Group                 $  25,137         $  24,450         $  51,378         $  50,639
   Flowers Specialty Group                    4,575             2,824             8,035             4,224
   Flowers Foods                             (8,268)           (5,867)          (16,701)          (12,953)
                                          ---------         ---------         ---------         ---------
                                          $  21,444         $  21,407         $  42,712         $  41,910
                                          =========         =========         =========         =========


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                                  FLOWERS FOODS
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (000's omitted)


                                                                        JULY 12, 2003
                                                                        -------------
ASSETS
------
     Cash and Cash Equivalents                                             $ 36,351
     Other Current Assets                                                   180,751
     Property, Plant & Equipment, net                                       428,387
     Distributor Notes Receivable (includes $7,915 current portion)          80,520
     Other Assets                                                            28,651
     Cost in Excess of Net Tangible Assets, net                              71,339
                                                                           --------
     Total Assets                                                          $825,999
                                                                           ========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
     Current Liabilities                                                   $158,408
     Bank Debt                                                                    0
     Other Debt (includes $1,528 current portion)                             6,623
     Other Liabilities                                                       82,531
     Common Stockholders' Equity                                            578,437
                                                                           --------
     Total Liabilities and Stockholders' Equity                            $825,999
                                                                           ========

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                                  FLOWERS FOODS
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (000's omitted)


                                                            FOR THE 28 WEEKS
                                                                  ENDED
                                                            ----------------
                                                              JULY 12, 2003
                                                            ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                      $ (15,004)
Adjustments to reconcile net loss to net cash
  from operating activities:
 Depreciation and amortization                                   29,651
 Discontinued operations                                         12,318
 Other                                                            5,762
Changes in assets and liabilities                                (9,946)
                                                              ---------
NET CASH FROM OPERATING ACTIVITIES                               22,781
                                                              ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property, plant and equipment                      (24,232)
 Acquisition net of cash acquired                               (14,534)
 Divestiture of Mrs. Smith's Bakeries dessert business          231,551
 Other                                                           (1,006)
                                                              ---------

NET CASH FROM INVESTING ACTIVITIES                              191,779
                                                              ---------

CASH FLOWS DISBURSED FOR FINANCING ACTIVITIES:
 Dividends paid                                                  (6,062)
 Stock options exercised                                          1,695
 Other debt and capital lease obligation payments              (243,668)
                                                              ---------

NET CASH DISBURSED FOR FINANCING ACTIVITIES                    (248,035)
                                                              ---------

Net decrease in cash and cash equivalents                       (33,475)
Cash and cash equivalents at beginning of period                 69,826
                                                              ---------

Cash and cash equivalents at end of period                    $  36,351
                                                              =========


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                                  FLOWERS FOODS
  Q3 AND Q4 2002 PROFORMA HISTORICAL DATA EXCLUDING DISCONTINUED OPERATIONS
                                 (000's omitted)


                                          FOR THE 12 - WEEK     FOR THE 12 - WEEK
                                             PERIOD ENDED         PERIOD ENDED
                                          -----------------     -----------------
                                           OCTOBER 5, 2002      DECEMBER 28, 2002
                                          -----------------     -----------------
Sales:
   Flowers Bakeries Group                     $ 245,097             $ 239,996
   Flowers Specialty Group                       65,945                63,466
                                              ---------             ---------
                                              $ 311,042             $ 303,462
                                              =========             =========

EBITDA from Continuing Operations:
   Flowers Bakeries Group                     $  29,805             $  25,954
   Flowers Specialty Group                        6,277                 4,940
   Flowers Foods                                 (5,447)               (7,291)
                                              ---------             ---------
                                              $  30,635             $  23,603
                                              =========             =========

Depreciation and Amortization:
   Flowers Bakeries Group                     $  10,257             $  10,255
   Flowers Specialty Group                        3,012                 2,643
   Flowers Foods                                     44                    45
                                              ---------             ---------
                                              $  13,313             $  12,943
                                              =========             =========

EBIT from Continuing Operations:
   Flowers Bakeries Group                     $  19,548             $  15,699
   Flowers Specialty Group                        3,265                 2,297
   Flowers Foods                                 (5,491)               (7,336)
                                              ---------             ---------
                                              $  17,322             $  10,660
                                              =========             =========